Exhibit 99.1

Contact: OrangeHook, Inc. Jim Mandel, CEO (612) 504-3646 info@orangehook.com

FOR IMMEDIATE RELEASE
SCG and OrangeHook, Inc. Announce Strategic Relationship
for the China Market

Sage Convalescence Gaiety and OrangeHook, Inc. Announce Terms
to Enter China Healthcare Market

Shanghai, China and MINNEAPOLIS – June 28, 2017 – Sage Convalescence Gaiety ("SCG") a, Shanghai, China healthcare firm and OrangeHook, Inc. (OTCQB:  ORHK) ("OrangeHook"), announced today that they have reached an agreement on material terms and executed a non-binding term sheet to form a joint venture based in Shanghai for the delivery of healthcare infrastructure solutions in the China healthcare market. The joint venture's intended product offerings will be based on each of the parties' proprietary technologies, and will include an SCG integrated "continuum of care" platform powered by OrangeHook's patient identification and payments technologies.  The to-be-named JV intends to offer bundled healthcare technology services to Chinese healthcare providers consisting of point of sale hardware solutions, state of the art smart cards, and mobile SIM card applications.

"We expect China's healthcare providers and consumers will significantly benefit from OrangeHook's solution offerings," said Xian Feng, Chairman & CEO of SCG.  "These high-performance systems are intended to reduce patient identification errors and related fraud issues, which has the potential to vastly reduce liabilities for Chinese healthcare providers and significantly improve patient care. These applications identify the patient with high reliability, creating interoperability efficiencies for China's healthcare system and the 1.4 billion Chinese citizens who attend China's healthcare facilities on average 5.5 times per year."

"Our intended partnership and joint solution is truly driven by customer demand in the China market," James L. Mandel, CEO of OrangeHook, Inc. stated. "Healthcare providers desire flexibility and performance quality, which are offered by the OrangeHook applications, as well as the superior data efficiency, mobility, and built-in data protection that is compliant with all healthcare standards, which we believe only OrangeHook solutions deliver. OrangeHook is excited about this planned relationship with SCG and the proven experience and background of the SCG management team."

 A key component of the term sheet calls for SCG to purchase between 500,000 and 2 million shares of OrangeHook's common stock and/or payment of royalties depending on the timing and amount of the stock purchase. All equity purchases are to be based upon a valuation of a minimum of $20 per share.  Closing of the transaction is subject to conditions including, among other things, completion of definitive agreements, board approvals, and possible regulatory approvals by both the United States and Chinese governments. Additional details of the transaction will be disclosed once a definitive agreement is executed.

 About SCG

SCG is a Shanghai, China-based healthcare IT Company.  SCG's executive personnel possess preeminent backgrounds and experience with companies such as General Electric Healthcare, Phillips Medical Systems, Stryker, DFJ Dragon Fund, Fosun Health Holdings, Private and Public China Healthcare Sectors. SCG has long-standing relationships with decision makers in the China healthcare market.

About OrangeHook

OrangeHook Inc., is a U.S.-based patient identity solution that automates patient validation, record matching, and overall registration workflow.  By eliminating duplicate records and preventing patient misidentification, fraud, keystroke, and billing errors, patient safety, satisfaction, and care outcomes are significantly improved. OrangeHook accepts multiple patient identity tokens, including government, military or insurance ID cards, smart or magstripe cards, mobile devices (NFC), mobile SIM card applications, and state of-the-art biometrics solutions, including pre-existing and deployed biometric solutions, to authenticate patients and collect payment at all points of care. OrangeHook's solutions can be implemented quickly, and in a technologically agnostic manner. OrangeHook holds multiple patents and trademarks.  OrangeHook is HIPAA and HITECH compliant.  For more information, visit www.orangehook.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that represent OrangeHook management's expectations or beliefs about future events relating to its planned joint venture with SCG.  Forward-looking statements are identifiable by words such as "believe", "intend", "anticipate", "expect", "plan", "will", "may", and other similar expressions. Forward-looking statements made in this press release, which relate to OrangeHook's proposed agreement and planned joint venture with SCG, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the Chinese economy, and particularly the healthcare segments of the Chinese economy that impact the proposed JV's business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of, among other things, (i) the parties' inability to reach a definitive agreement based on the term sheet, (ii) a failure of any closing condition in the definitive agreement to occur or be waived, (iii) a lack of market acceptance for the JV's product offerings or any inability or undue delay in bringing those product offerings to market, (iv) any non-compliance or inability to comply with Chinese corporate or healthcare laws or U.S. laws governing foreign investment or foreign business practices and (iv) any inability on the part of either party to continue to finance the JV or its own operations. It is not possible to foresee or identify all factors that could cause actual results to differ from expected results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions nor should you place undue reliance on any forward-looking statements contained in this press release. For additional information on factors that could cause our actual results to differ and for more specific information about our business and the risks associated with it, please review the periodic reports that OrangeHook files publicly with the Securities and Exchange Commission.  Forward-looking statements made herein speak only as to the date of this press release and, except as expressly required by the securities laws, we undertake no obligation to publicly update any forward-looking statements made herein.